Exhibit 3.4

Simple Agreement for Future Tokens

THERE IS NO ASSURANCE THAT THE OFFER, SALE OR PURCHASE OF ANY SAFT OR TOKENS WILL BE DEEMED “COMPLIANT” BY ANY REGULATORY AUTHORITY. PROSPECTIVE PARTIES TO A SAFT SHOULD NOT CONSTRUE THE SAFT OR ANY OTHER ATTENDANT COMMUNICATIONS AS LEGAL, INVESTMENT, TAX, REGULATORY, FINANCIAL, ACCOUNTING OR OTHER ADVICE. PRIOR TO OFFERING, SELLING OR PURCHASING THE SAFT OR ANY TOKENS, YOU SHOULD CAREFULLY REVIEW ANY RISK FACTORS THAT ARE PROVIDED AND CONSULT WITH YOUR OWN LEGAL, INVESTMENT, TAX, ACCOUNTING, AND OTHER ADVISORS TO DETERMINE THE POTENTIAL BENEFITS, BURDENS, RISKS, AND OTHER CONSEQUENCES OF SUCH TRANSACTION. THE TAX TREATMENT OF THE SAFT, THE PURCHASE RIGHTS CONTAINED THEREIN AND ANY TOKEN DISTRIBUTION IS UNCERTAIN. THERE MAY BE ADVERSE TAX CONSEQUENCES FOR INVESTORS UPON CERTAIN FUTURE EVENTS. AN INVESTMENT PURSUANT TO THE SAFT AND THE PURCHASE OF TOKENS PURSUANT THERETO MAY RESULT IN ADVERSE TAX CONSEQUENCES TO INVESTORS OR ISSUERS, INCLUDING WITHHOLDING TAXES, INCOME TAXES, SALES OR USE TAXES, AND TAX REPORTING REQUIREMENTS. EACH ISSUER OR INVESTOR SHOULD CONSULT WITH AND MUST RELY UPON THE ADVICE OF ITS OWN PROFESSIONAL TAX ADVISORS WITH RESPECT TO THE UNITED STATES AND NON-TAX TREATMENT OF AN INVESTMENT IN THE SAFT AND THE RIGHTS CONTAINED THEREIN. THE DRAFT SAFT THAT FOLLOWS CONTAINS A SELECTION OF COMMERCIAL TERMS THAT MAY OR MAY NOT BE SUITABLE FOR ANY OTHER TRANSACTION.

THIS SECURITY INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED, EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

CRNC TOKENS, a product of Nativ Mobile LLC

Simple Agreement for Future Tokens (“SAFT” or “Instrument”)

THIS CERTIFIES THAT in exchange for the payment by [__________] (the “Purchaser”) of $[__________] (the “Purchase Amount”) on or about [__________] (the “Effective Time”), Nativ Mobile LLC, a Delaware limited liability company (the “Company”), hereby issues to the Purchaser the right to certain tokens of the Company (the “Tokens” or “CRNC Tokens”), subject to the terms set forth below.

See Section 2 for certain additional defined terms.

1. Events

(a) Network Launch. On the event of a Network Launch before the expiration or termination of this Instrument, the Company will issue to the Purchaser a number of CRNC Tokens based on a bonus arrangement (“Bonus Arrangement”). Bonus Arrangement means an arrangement whereby the Company agrees to issue a larger allocation of Tokens to the Purchaser if the Purchaser agrees to accept a deferred delivery or distribution of the Tokens following the Effective Date of the SAFT. The longer the Purchaser is willing to delay receipt or distribution of Tokens after the Effective Date of the SAFT, the larger the Bonus (in the form of Tokens) the Purchaser will receive from the Company. For example, if a Purchaser agrees to a delayed delivery or distribution of: (a) six (6) months following the Effective Date, the Purchaser will receive a Bonus of 55 percent (55%), (b) three (3) months following the Effective Date, the Purchaser will receive a Bonus of forty percent (40%) and (c) if there is no delayed delivery or distribution, the Purchaser will receive a Bonus of twenty five percent (25%).

In connection with and prior to the issuance of CRNC Tokens by the Company to the Purchaser pursuant to this Section 1(a):

(i) the Purchaser will execute and deliver to the Company any and all other transaction documents related to this SAFT as are reasonably requested by the Company, including verification of accredited investor (“Accredited Investor”) status or non-U.S. person status under the applicable securities laws and the execution of a Subscription Agreement in connection with Purchaser purchasing this SAFT; and

(ii) The Purchaser will provide to the Company a Ethereum compatible wallet address for which to allocate Purchaser’s Tokens.

(b) Dissolution Event. If there is a Dissolution Event before this Instrument expires or terminates, the Company will pay an amount equal to the Purchase Amount, due and payable to the Purchaser immediately prior to, or concurrent with, the consummation of a Dissolution Event. The Purchase Amount will be paid prior to and in preference to any distribution of any of the assets of the Company to holders of outstanding equity of the Company by reason of their ownership thereof. If immediately prior to the consummation of a Dissolution Event, the assets of the Company legally available for distribution to the Purchaser and all holders of all other SAFTs (the “Dissolving Purchasers”), as determined in good faith by the Company’s managers, are insufficient to permit the payment to the Dissolving Purchasers of their respective Purchase Amounts, then the entire assets of the Company legally available for distribution will be distributed with equal priority and pro rata among the Dissolving Purchasers in proportion to the Purchase Amounts they would otherwise be entitled to receive pursuant to this Section 1(b).

(c) Termination. This Instrument will expire and terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this Instrument) upon either (i) the issuance of CRNC Tokens to the Purchaser pursuant to Section 1(a); or (ii) the payment, or setting aside for payment, of amounts due the Purchaser pursuant to Section 1(b).

2. Definitions

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

“Network Launch” means a bona fide transaction or series of transactions, pursuant to which the Company, either directly or through an affiliated entity, will distribute the Tokens to the general public following the launch of the Current Platform and functional Tokens.

“SAFT” means an instrument containing a future right to Tokens, similar in form and content to this Instrument, purchased by Purchasers for the purpose of funding the Company’s products and services.

“Subsequent SAFT” means a SAFT the Company may issue after the issuance of this Instrument but prior to the Network Launch with the principal purpose of raising capital. This definition excludes: (i) Tokens issued pursuant to any staff incentive or similar plan of the Company; (ii) Tokens issued or issuable to third party service providers or others in connection with the Network Launch or the provision of goods or services to the Company; (iii) Tokens issued or issuable in connection with sponsored research, collaboration, technology licenses, development, OEM, marketing or other similar agreements or strategic partnerships; and (iv) any convertible securities issued by the Company.

3. SAFT Amendment Provision. If the Company issues any Subsequent SAFTs prior to termination of this Instrument, as described in Section 1(c), the Company will promptly provide the Purchaser with written notice thereof, together with a copy of all documentation relating to such Subsequent SAFT and, upon written request of the Purchaser, any additional information related to such Subsequent SAFT as may be reasonably requested by the Purchaser. In the event the Purchaser determines that the terms of the Subsequent SAFT are preferable to the terms of this Instrument, the Purchaser will notify the Company in writing. Promptly after receipt of such written notice from the Purchaser, the Company agrees to amend and restate this Instrument to be identical to the Subsequent SAFT.

4. Company Representations

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) The execution, delivery and performance by the Company of this Instrument is within the power of the Company and, other than with respect to the actions to be taken when Tokens are to be issued to the Purchaser, has been duly authorized by all necessary actions on the part of the Company. This Instrument constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To the knowledge of the Company, it is not in violation of (i) its current certificate of formation or operating agreement, if any, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material indenture or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c) To the knowledge of the Company, the performance and consummation of the transactions contemplated by this Instrument do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material indenture or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d) To the knowledge of the Company, no consents or approvals are required in connection with the performance of this Instrument, other than: (i) the Company’s corporate approvals; and (ii) any qualifications or filings under applicable securities laws.

(e) To the knowledge of the Company, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted.

(f) The Company makes no warranty whatsoever with respect to the Tokens, including any (i) warranty of merchantability; (ii) warranty of fitness for a particular purpose; (iii) warranty of title; or (iv) warranty against infringement of intellectual property rights of a third party; whether arising by law, course of dealing, course of performance, usage of trade, or otherwise. Except as expressly set forth herein, purchaser acknowledges that is has not relied upon any representation or warranty made by the Company, or any other person on the Company’s behalf.

(g) While Company believes that there may be situations where the CRNC Tokens may not be securities pursuant to the Securities Act, due to uncertainty in regulatory environment concerning SAFTs and to ensure regulatory compliance, the Company is treating the SAFT interests as if they were securities.

5. Purchaser Representations

(a) The Purchaser has full legal capacity, power and authority to execute and deliver this Instrument and to perform its obligations hereunder. This Instrument constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Purchaser is an Accredited Investor as such term is defined in Rule 501 of Regulation D under the Securities Act. The Purchaser has been advised that this Instrument is a security that has not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold, unless registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Purchaser is purchasing this security instrument for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of such investment, including the Tokens, and is able to incur a complete loss of such investment without impairing the Purchaser’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

(c) The Purchaser has no set plan to and may or may not use or consume any or all of the Tokens on the corresponding blockchain network for the Tokens after the Network Launch. The Purchaser enters into this security instrument purely to realize profits that accrue from purchasing Tokens based on the Bonus Arrangement.

(d) The Purchaser enters into this SAFT with the anticipation that (i) he, she or it, as the case may be, will profit upon the successful development of the Network and the Network Launch arising from the efforts of the Company and its employees; and (ii) the Company will make actual delivery of the Tokens to the Purchaser upon the Network Launch or a reasonable time thereafter based on the Bonus Arrangement.

(e) The Purchaser is aware of Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire this SAFT. The Purchaser understands that the Tokens involve risks, all of which the Purchaser fully and completely assumes, including, but not limited to, the risk that (i) the technology associated with the Company will not function as intended; (ii) the Network Launch will not be completed; (iii) the Network

Launch will fail to attract sufficient interest from key stakeholders; (iv) the Tokens may experience significant price volatility which could result in significant price gains or losses for the Company; and (iv) the Company may be subject to investigation and legal and administrative actions from governmental authorities. The Purchaser understands and expressly accepts that the Tokens will be created and delivered to the Purchaser at the sole risk of the Purchaser on an “AS IS” and “CONTINUOUS DEVELOPMENT” basis. The Purchaser understands and expressly accepts that the Purchaser has not relied on any representations or warranties made by the Company outside of this Instrument, including, but not limited to, conversations of any kind, whether through oral or electronic communication, or any white paper. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE PURCHASER ASSUMES ALL RISK AND LIABILITY FOR THE RESULTS OBTAINED BY THE USE OF ANY TOKENS AND REGARDLESS OF ANY ORAL OR WRITTEN STATEMENTS MADE BY THE COMPANY, BY WAY OF TECHNICAL ADVICE OR OTHERWISE, RELATED TO THE USE OF THE TOKENS.

(f) The Purchaser understands that Purchaser has no right against the Company or any other Person, except in the event of the Company’s breach of this Instrument or intentional fraud. THE COMPANY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS INSTRUMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE TOTAL OF THE AMOUNTS PAID TO THE COMPANY PURSUANT TO THIS INSTRUMENT. NEITHER THE COMPANY NOR ITS REPRESENTATIVES SHALL BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR SIMILAR DAMAGES.

6. Procedures for Purchase of Rights and Valuation of Purchase Amount

(a) The Company will accept payment for the right purchased under this SAFT in U.S. dollars or Ether. Purchaser shall make the required payment to the Company in consideration for Purchaser’s purchase of the right pursuant to the SAFT in the manner communicated by the Company.

(b) For purposes of this Instrument, the value of the Purchase Amount shall be deemed in U.S. dollars or if the Purchaser pays in Ether or BTC, valued at the Applicable Exchange Rate for Ether or BTC. The term “Applicable Exchange Rate” shall mean the volume-weighted average hourly price of Ether across exchanges in the one hour preceding the Effective Time; provided, however, that in the event that such exchanges experience technical issues in such period that affect the accuracy of the volume weighted average price, the Company will use its reasonable best efforts to determine the volume-weighted average price of Ether for such period.

7. Miscellaneous

(a) Any provision of this Instrument may be amended, waived or modified only upon the written consent of the Company and the Purchaser.

(b) Any notice required or permitted by this Instrument will be deemed sufficient when sent by email to the relevant address listed on the signature page, as subsequently modified by written notice.

(c) The Purchaser is not entitled, as a holder of this Instrument, to vote or receive dividends or be deemed the holder of equity of the Company for any purpose, nor will anything contained herein be construed to confer on the Purchaser, as such, any voting stake in a Decentralized Autonomous Organization (“DAO”), or suggest that the Company has created, operates or has a DAO, or confer on the Purchaser any of the rights of an equity holder of the Company or any right to vote for the election of managers or upon any matter submitted to equity holders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise.

(d) Neither this Instrument nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Instrument and/or the rights contained herein may be assigned without the Company’s consent by the Purchaser to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Purchaser, including, without limitation, any general partner, managing member, officer or director of the Purchaser, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Purchaser; and provided, further, that the Company may assign this Instrument in whole, without the consent of the Purchaser, in connection with a reincorporation to change the Company’s domicile.

(e) In the event any one or more of the provisions of this Instrument is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Instrument operate or would prospectively operate to invalidate this Instrument, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provisions of this Instrument and the remaining provisions of this Instrument will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f) All rights and obligations hereunder will be governed by the laws of the State of Delaware, without regard to the conflicts of law provisions of such jurisdiction. The parties hereby irrevocably submit to the jurisdiction of any state or federal court located in Delaware with respect to any suit, action or proceeding arising out of or relating to this SAFT. Each party hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each party hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it.

(g) Each of the Company and the Purchaser agree to treat this Instrument as a forward contract for U.S. federal, state and local income tax purposes, and will not take any position on any tax return, report, statement or other tax document that is inconsistent with such treatment, unless otherwise required by a change in law occurring after the date hereof, a closing agreement with an applicable tax authority or a final non-appealable judgment of a court of competent jurisdiction.

(h) The Purchaser shall, and shall cause its affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably requested by Company to carry out the provisions of this Instrument and give effect to the transactions contemplated by this Instrument, including, without limitation, to enable the Company or the transactions contemplated by this Instrument to comply with applicable laws.

(i) The Company shall not be liable or responsible to the Purchaser, nor be deemed to have defaulted under or breached this Instrument, for any failure or delay in fulfilling or performing any term of this Instrument, including without limitation, the Network Launch, when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, or other civil unrest; (d) law; or (e) action by any governmental authority; or the death or incapacity of key executives.

(j) This Instrument may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterparts. The exchange of copies of this Instrument and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Instrument as to the parties and may be used in lieu of the original instrument for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(k) This Instrument and the documents delivered pursuant hereto contain the entire agreement between the parties with respect to the purchase of the SAFT, the Tokens and related documents, as well as the other transactions contemplated hereby, and supersedes all prior agreements between any of the parties with respect to the same. Any modification of this SAFT may be made only by an instrument in writing signed by all of the parties to this Instrument, except as provided in Section 3.

IN WITNESS WHEREOF, the undersigned have caused this Instrument to be duly executed and delivered.

Nativ Mobile LLC

By:
Name:	Dan Novaes
Title:	Cheif Executive Officer
Address:

Email:

PURCHASER:

By:
Name:
Title:
Address:
Email:

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